LOAN MODIFICATION AGREEMENT
     This Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of February 2, 2007, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and MOLDFLOW CORPORATION, a Delaware corporation with its chief executive office located at 492 Old Connecticut Path, Framingham, Massachusetts 01701 (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of November 13, 2001, evidenced by, among other documents, a certain Loan Agreement dated as of November 13, 2001, between Borrower and Bank, as amended by certain Loan Modification Agreements dated June 11, 2002, June 26, 2002, December 6, 2002, June 25, 2003, January 15, 2004, November 29, 2004, and January 31, 2005 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
     Hereinafter, the Loan Agreement, together with all other documents evidencing the Obligations shall be referred to as the “Existing Loan Documents”.
2. DESCRIPTION OF CHANGE IN TERMS.
          A. Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following provision appearing as Section 5.2(b) thereof:

“(b) Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit B, with aged listing of accounts receivable (by invoice date): (i) within forty-five (45) days of the last day of each month in which Advances were outstanding, and (ii) within forty-five (45) days of the last day of each quarter.”

and inserting in lieu thereof the following:

“(b) Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit B, with aged listing of accounts receivable (by invoice date) within forty-five (45) days of the last day of each month in which Advances were outstanding.”

2.	The Loan Agreement shall be amended by deleting the following provision appearing as Section 5.7 entitled “Financial Covenants”:

“5.7 Financial Covenants. Borrower shall have on a consolidated basis, as of the last day of each quarter, unless otherwise noted:
            (a) Liquidity. The Borrower shall have unrestricted cash or marketable securities in the amount of at least Thirty Million Dollars ($30,000,000.00).
            (b) Profitability. Borrower shall have quarterly net losses not to exceed (i)Seven Hundred Fifty Thousand Dollars ($750,000.00) for Borrower’s fiscal quarter ending June 30, 2003, and (ii) Five Hundred Thousand Dollars ($500,000.00) for Borrower’s fiscal quarter ending September 30, 2003, and for each fiscal quarter thereafter. For calculation purposes, Profitability shall be defined as Borrower’s net income after taxes, but prior to depreciation, amortization and non-cash restructuring expenses. For purposes of this covenant, restructuring expenses shall be deducted from net profit when cash payments are made in respect to such expenses.”
and inserting in lieu thereof the following:
“5.7 Financial Covenants. Borrower shall have on a consolidated basis, as of the last day of each quarter, unless otherwise noted:
            (a) Liquidity. The Borrower shall have unrestricted cash or marketable securities in the amount of at least Fifteen Million Dollars ($15,000,000.00).
            (b) Profitability. Borrower shall have quarterly net Profitability of at least Five Hundred Thousand Dollars ($500,000.00) for Borrower’s fiscal quarter ending March 31, 2007, and for each fiscal quarter thereafter. For calculation purposes, Profitability shall be defined as Borrower’s net income after taxes, but prior to depreciation, amortization, non-cash stock option expenses, and non-cash restructuring expenses. For purposes of this covenant, restructuring expenses shall be deducted from net profit when cash payments are made in respect to such expenses.”
3.	The Loan Agreement is amended by deleting the following provision appearing as Section 6.6 entitled “Distributions; Investments” :

“6.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, except as provided in Section 6.3 herein, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases or (B) repurchases of up to 500,000 shares of Common Stock by the Borrower in the open market in accordance with the repurchase authority given by the Board of Directors of Borrower or (C) transactions with Affiliates which would be permitted pursuant to Section 6.7 hereof.”

and inserting in lieu thereof the following:

“6.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, except as provided in Section 6.3 herein, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases or (B) repurchases of up to 600,000 shares of Common Stock by the Borrower in the open market in accordance with the repurchase authority given by the Board of Directors of Borrower or (C) transactions with Affiliates which would be permitted pursuant to Section 6.7 hereof.”

4.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:
““Maturity Date” means February 2, 2007.”

and inserting in lieu thereof the following:
““Maturity Date” means January 31, 2009.”
5.	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.
3. FEES. Borrower shall pay to Bank a modification fee equal to Twenty-Five Thousand Dollars ($25,000.00), which fee shall be due on the date hereof and payable as follows: (i) Twelve Thousand Five Hundred Dollars ($12,500.00) upon the execution of this Loan Modification Agreement, and (ii) Twelve Thousand Five Hundred Dollars ($12,500.00) on the sooner to occur of (x) an Event of Default, (y) the early termination of Loan Agreement, or (z) February 1, 2008. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
5. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Existing Loan Documents, and confirms that the indebtedness includes, without limitation, the Obligations.
6. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
7. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
8. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank .
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     This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

MOLDFLOW CORPORATION	SILICON VALLEY BANK

By: /s/ Christopher L. Gorgone	By:	/s/ Irina Case

Name: Christopher L. Gorgone	Name:	Irina Case

Title: Chief Financial Officer	Title:	SVP